EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

AEGIS ACQUISITION CORP.

and

INTERNET SECURITY SYSTEMS, INC.

dated as of August 23, 2006

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time of the Merger	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	3

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock	3
SECTION 2.02. Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	6
SECTION 3.02. Representations and Warranties of Parent and Sub	41

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	43
SECTION 4.02. No Solicitation	49
SECTION 4.03. Conduct by Parent	52

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue	75
SECTION 8.10. Waiver of Jury Trial	75
SECTION 8.11. Enforcement	76
SECTION 8.12. Consents and Approvals	76
SECTION 8.13. Severability	76

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

GLOSSARY

Term	Section
1995 Plan	3.01(c)(i)
Acquisition Agreement	4.02(b)
Adjusted Option	5.04(a)(iii)
Adjusted RSU	5.04(a)(viii)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Recitals
Ancillary Software IP	3.01(p)(iv)
Appraisal Shares	2.01(d)
Applicable RS Portion	5.04(c)
Bankruptcy and Equity Exception	3.01(d)
Baseline Financials	3.01(e)(i)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Cash-Out Restricted Shares	5.04(a)(vi)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Recitals
Company Affiliated Group	3.01(n)(xv)
Company Bylaws	3.01(a)
Company Certificate	1.05(a)
Company Common Stock	2.01
Company IP	3.01(p)(iv)
Company Letter	3.01
Company Licensed IP	3.01(p)(iv)
Company Owned IP	3.01(p)(i)
Company Personnel	3.01(g)(i)
Company Preferred Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Derivative Work	3.01(p)(iii)
DGCL	1.01
Effective Time	1.03
Employee Restricted Share	5.04(d)
Employee Stock Option	5.04(d)

Employee Stock Unit	5.04(d)
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Documents	3.01(e)(i)
GAAP	3.01(e)(i)
Government Contract	3.01(z)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
IP Contributing Parties	3.01(p)(ii)(F)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(b)
Lapse Date	5.04(c)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(U)
Major Customer Contract	3.01(i)(i)(U)
Major Supplier	3.01(i)(i)(V)
Major Supplier Contract	3.01(i)(i)(V)
Material Adverse Effect	8.03(c)
Material Contract	3.01(i)(i)
Material Litigation	6.02(c)
Merger	Recitals
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Non-Employee Restricted Share	5.04(d)
Non-Employee Stock Option	5.04(d)
Non-Employee Stock Unit	5.04(d)
Offer Letters	Recitals
Option Exchange Ratio	5.04(d)
Parent	Recitals
Parent Common Stock	5.04(a)(iii)
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)

v

Permits	8.03(d)
Permitted Liens	3.01(i)(i)(E)
person	8.03(e)
Post-Signing Returns	4.01(b)
Primary Company Executives	3.01(n)(vii)
Proxy Statement	3.01(d)
Receivables	3.01(r)
Release	3.01(l)
Registered Company IP	3.01(p)(i)
Restricted Share Cash Amount	5.04(a)(v)
Restricted Shares	3.01(c)(i)
Rolled-Over Stock Option	5.04(d)
RS Holder	5.04(a)(v)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.01(d)
Securities Act	3.01(e)(i)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stockholder Approval	3.01(v)
Stockholders Meeting	5.01(c)
Stock Options	3.01(c)(i)
Stock Units	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(f)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(n)(xv)
taxes	3.01(n)(xv)
taxing authority	3.01(n)(xv)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Non-Employee	5.04(d)
Vested Employee Stock Option	5.04(d)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of August 23, 2006 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), AEGIS ACQUISITION CORP, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and INTERNET SECURITY SYSTEMS, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company are executing and delivering offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders and employees of the Company are entering into agreements with Parent pursuant to which such stockholders and employees shall agree, among other things, to certain non-competition, non-solicitation and no hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.01(d), the Appraisal Shares and (iii) Restricted Shares to the extent set forth in Section 5.04) shall be converted into the right to receive $28.00 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.02(f) and any applicable tax Law.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and which shall be reasonably acceptable to the

Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate which is properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving

Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Fund. At any time following the 18-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.01(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Agreement) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized,

validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2004.

(b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by another wholly owned Subsidiary of the Company or by the Company and another wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on August 18, 2006, (A) 44,126,727 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, including 502,775 restricted shares of Company Common Stock that are subject to transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company (“Restricted Shares”), (B) 39,388 restricted stock units (the “Stock Units”) have been granted under the Company

Stock Plans and are outstanding and no other restricted stock units of the Company are outstanding, (C) 9,080,389 shares of Company Common Stock were held by the Company as treasury shares, (D) 9,115,339 shares of Company Common Stock were subject to outstanding options (other than rights under the 1999 Employee Stock Purchase Plan and the International Employee Stock Purchase Plan (collectively, the “ESPP”)) to acquire shares of Company Common Stock pursuant to the Company 2005 Stock Incentive Plan, the Company Restated 1995 Stock Incentive Plan (the “1995 Plan”), the Amended and Restated vCIS, Inc. 2001 Stock Plan, the Amended and Restated 1999 Stock Option Plan of Network Ice Corporation and the Netrex, Inc. 1998 Stock Plan (such options, together with any other stock options granted after August 18, 2006, under the Company Stock Plans pursuant to the terms of this Agreement or as disclosed in the Company Letter, the “Stock Options”; and such plans, together with the ESPP, the “Company Stock Plans”), (E) 78,000 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP and (F) no shares of Company Common Stock were subject to outstanding rights under the ESPP. Other than the Company Stock Plans, there is no plan or other Contract providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. The Company has delivered to Parent (1) a complete and correct list, as of the close of business on August 18, 2006, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant date, exercise price, vesting schedule and expiration date of each such Stock Option and the name of the holder thereof and an indication of whether or not each such holder is a current employee of the Company or any of its Subsidiaries and whether or not such Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (2) a complete and correct list, as of the close of business on August 18, 2006, of all Restricted Shares and Stock Units, the grant date and the name of the holder of each such Restricted Share and Stock Units and the forms of Restricted Share and Stock Unit grant agreements pursuant to which any such Restricted Shares and Stock Units were granted that sets forth the date any forfeiture or repurchase conditions lapse and any repurchase price. As of the date of this Agreement, other than the Stock Options, the Restricted Shares and the Company Series A Junior Participating Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of July 18, 2002, between the Company and SunTrust Bank (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on August 18, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. Since August 18, 2006, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of August 18, 2006, and only if and to the extent required by their terms as in effect on such date and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interests in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The Nasdaq National Market and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except for the Restricted Shares outstanding as of the date of this Agreement or except pursuant to the cashless exercise or tax withholding provisions under which the Stock Options, Restricted Shares or Stock Units were granted, in each case, as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. All Stock Options, Restricted Shares and Stock Units may, by their terms, be treated in accordance with Section 5.04(a).

(iv) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) (collectively, “indebtedness”).

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) determining that the Merger is advisable and fair to the Company’s stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(b) and (v) recommending, subject to Section 4.02, that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, have not had and are not reasonably likely to (x) result in a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The Nasdaq Stock

Market, Inc. and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to (x) result in a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of the Company to perform its obligations under this Agreement.

(e) SEC Documents. (i) The Company has made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2003 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “SEC Documents”). The Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished since January 1, 2003. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2003, and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except (A) as set forth in the most recent balance sheet (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), (B) for liabilities incurred after the date of the Baseline Financials but prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (C) for liabilities incurred on or after the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries published financial statements or other SEC Documents.

(v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. (i) Since December 31, 2005 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, individual contractor or individual consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base compensation or benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice or pursuant to any Benefit Plan or Benefit Agreement in effect on the date hereof, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice or as required by any Benefit Plan or Benefit Agreement in effect on the date hereof, (E) any grant by the Company or any of its Subsidiaries to any current director or officer of the Company or any of its Subsidiaries of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein or any grant by the Company or any of its Subsidiaries to any other Company Personnel of any material severance, change in control, termination or similar compensation or benefits or material increases therein or of the right to receive any material severance, change in control, termination or similar compensation or benefits or material increases therein, (F) any adoption of or entry by the Company or any of its Subsidiaries into, any material amendment of or modification to or agreement to materially amend or modify, or any termination of, (1) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase, or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, and (A) any consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former officer or director of the Company or any of its Subsidiaries, on the other hand and (B) any material consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any other Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (F), including any such Contract which is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (G) any grant or amendment of any incentive award (including stock options, stock appreciation rights, performance units, restricted stock, restricted stock units, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award, except for grants or amendments with respect to cash incentive awards, which are not, individually or in the aggregate, material, made in the ordinary course of business consistent with past practice or as required under any Benefit Plan or Benefit Agreement in effect on the date hereof, (H) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (I) any material tax election or change in any material tax election or any settlement or compromise of any material income tax liability, (J) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries, or (K) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) Since December 31, 2005, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.

(h) Litigation. Section 3.01(h) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim (other than immaterial claims), action, suit or judicial, administrative and regulatory proceeding or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages, (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(i) Contracts. (i) Section 3.01(i) of the Company Letter contains a complete and correct list as of the date of this Agreement of:

(A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging;

(B) each Contract to which the Company or any of its Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost as a result of non-compliance with any such exclusive or prohibiting requirements, or which requires the Company or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C) each Contract by and between the Company or any of its Subsidiaries and (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any person known by the Company to be an affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements);

(D) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $250,000;

(E) each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens, incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (4) title of a lessor under a capital or operating lease and (5) Liens that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F) each material Contract to which the Company or any of its Subsidiaries is a party containing (1) any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of, or with respect to, consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person, (2) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by the Company or its Subsidiaries (without regard to any exception permitting assignments to subsidiaries or affiliates) or (3) any provisions having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G) each Contract to which the Company or any of its Subsidiaries is a party providing for payments of royalties or other license fees to third parties, in each case in excess of $100,000 annually, that is not terminable on 90 days or less notice;

(H) each Contract to which the Company or any of its Subsidiaries is a party granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(I) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(J) each Contract to which the Company or any of its Subsidiaries is a party granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation;

(K) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, or to provide for source code to be put in escrow, excluding non-material pieces of source code developed for customers by the Company which are not integral to the Company’s products or services;

(L) each Contract to which the Company or any of its Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(M) each Contract to which the Company or any of its Subsidiaries is a party for any development, marketing, resale, distribution or similar arrangement relating to any product or service other than any Contract entered into in the ordinary course of business, consistent with past practice;

(N) each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Entity that is material to the Company and its Subsidiaries;

(O) each material Contract to which the Company or any of its Subsidiaries is a party entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;

(P) each Contract to which the Company or any of its Subsidiaries is a party providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid, excluding maintenance agreements with customers entered into in the ordinary course of business consistent with past practice;

(Q) each Contract to which the Company or any of its Subsidiaries is a party providing for liquidated damages (other than in an immaterial amount);

(R) each material Contract to which the Company or any of its Subsidiaries is a party for professional services engagements for a fixed fee that guarantees a specific result;

(S) each Contract between the Company or any of its Subsidiaries and any of the 25 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2006 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”);

(T) each Contract between the Company or any of its Subsidiaries and any of the 15 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2006 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”);

(U) except for Contracts otherwise disclosed pursuant to this Section 3.01(i) each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $500,000 or (ii) during the life of the Contract, in excess of $2 million; and

(V) except for the Contracts disclosed above, each material Contract to which the Company or any of its Subsidiaries is a party not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (V) of subsection (i) above are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Subject to the Bankruptcy and Equity Exception, each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (a “Material Contract”), is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that is reasonably likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

(ii) As of the date of this Agreement, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries.

(j) Compliance with Laws. The Company and its Subsidiaries have in effect all material Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted and as proposed by the Company to be conducted. Each of the Company and its Subsidiaries is, and since January 1, 2003 has been, in compliance in all material respects with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof are not, reasonably likely to cause the revocation or cancelation of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of their respective material assets or operations, or that any such investigation or review is contemplated.

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Except as disclosed in the Filed SEC Documents, since December 31, 2005 to the date of this Agreement, none of the Company or any of its Subsidiaries has adopted, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase right, stock option (including the Company Stock Plans), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other material welfare benefit or other similar plan, program, arrangement or agreement (whether oral or written, funded or unfunded and whether or not subject to the Laws of the United States) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, programs, arrangements and agreements, including any such plan, program, arrangement or agreement entered into or adopted on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii) As of the date of this Agreement, there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since January 1, 2003, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and its Subsidiaries is, and since January 1, 2003, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2003, has not, engaged in any unfair labor practice. As of the date hereof, the Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending, and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters. (i) Each of the Company and its Subsidiaries is, and since January 1, 2003 has been, in compliance in all material respects with all applicable Environmental Laws, and as of the date hereof neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of their respective operations as now being conducted, and all such Permits are in good standing; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liability or obligation that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) there are no aboveground or underground storage tanks, generators or known or suspected asbestos-containing materials for which the Company or its Subsidiaries is responsible at, on, under or about property owned, operated or leased by the Company or any of its

Subsidiaries, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates, or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or its Subsidiaries’ businesses) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement, (A) ”Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location or (2) the failure to comply with any Environmental Law; (B) ”Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety; (C) ”Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) ”Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed, with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which such summary plan description is required under applicable Law and (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under any Benefit Plan or Benefit Agreement, other than any such document described in clauses (A) through (D) that is or relates to any immaterial Benefit Plan or Benefit Agreement that is not subject to United States Law and is not reasonably available to the Company as of the date of this Agreement. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and its Subsidiaries and all the Benefit Plans are in compliance in all material respects with applicable Law, including ERISA and the Code.

(ii) All Pension Plans intended to be tax qualified under the Code have been the subject of favorable determination letters from the Internal Revenue Service (the “IRS”) to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked (nor, as of the date of this Agreement, to the knowledge of the Company, has revocation been threatened in writing) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened in writing) and no event has occurred since the date of the most recent approval relating to any such Pension Plan that is reasonably likely to adversely affect any such approval relating thereto. The Company has made available to Parent a complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a complete and correct copy of each pending application for a determination or approval letter, if any.

(iii) Since December 31, 2000, neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or other applicable Law.

(v) Except as expressly set forth in the Offer Letters or in Section 5.04, Section 3.01(m)(v) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel would become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event), or any benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date and the category or type of each such form of compensation or benefit to which such Company Personnel is entitled. Except as expressly set forth in the Offer Letters or in Section 5.04, no Company Personnel will be entitled to any severance, change in control, termination, bonus or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event). The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans, Benefit Agreements or any other employment arrangements has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(vii) As of the date hereof, neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All material contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its Subsidiaries have been timely made or accrued. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under GAAP.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any of its Subsidiaries or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) The Company and its Subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(n) Taxes. (i) Each of the Company, its Subsidiaries and each Company Affiliated Group has timely filed all material tax returns required to be filed by it, and all such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries and each Company Affiliated Group has timely paid all material taxes due and owing other than taxes being contested in good faith and for which adequate reserves, in accordance with GAAP, have been established. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) As of the date hereof, no material tax return of the Company or any of its Subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company, any of its Subsidiaries or any Company Affiliated Group. Each deficiency resulting from any completed audit or examination or concluded litigation relating to material amounts of taxes by any taxing authority has been timely paid. As of the date hereof, no material issues (individually or in the aggregate) relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues (individually or in the aggregate) relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the U.S. federal income tax returns of the Company and its Subsidiaries for all years through December 31, 2001.

(iii) There is no currently effective agreement or other document extending the period of assessment or collection of any material taxes (other than extensions to file tax returns), and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material taxes has been executed or filed with any taxing authority.

(iv) No Liens for material amounts of taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens imposed by applicable Laws for taxes not yet due and Liens for taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(v) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement with respect to material taxes (including the taxes of any other person) (including any closing agreement with the Internal Revenue Service pursuant to Section 7121 of the Code (but excluding any other closing agreements with any other taxing authorities) and any advance pricing agreement).

(vi) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(vii) Except as expressly set forth in the Offer Letters and other than payments that may be made to persons set forth on Section 3.01(n)(vii) of the Company Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has provided Parent with true and correct documentation evidencing the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive as of the date of this Agreement. No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto.

(viii) The Company and its Subsidiaries have complied in all material respects (individually or in the aggregate) with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper taxing authorities all material amounts (individually or in the aggregate) required to be so withheld and paid over under applicable Laws.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(x) With respect to any positions taken on the Federal income tax returns of the Company or its Subsidiaries that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code, the Company or its Subsidiaries (A) has disclosed such positions on the relevant tax returns or (B) had, at the time such positions were taken, substantial authority for such positions within the meaning of Section 6662 of the Code.

(xi) To the Company’s knowledge and based on its transfer pricing documentation (including any applicable transfer pricing studies), all material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Section 3.01(n)(xi) of the Company Disclosure Letter sets forth a list of the Company’s transfer pricing studies relevant to any taxes or tax returns for any period for which the relevant statute of limitations is open. All references to the Treasury Regulations in this Section 3.01(n)(xi) are to the Treasury Regulations as in effect on the date of this Agreement.

(xii) No material Subsidiary of the Company (A) is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or made a similar election under any comparable provision of any tax Law.

(xiii) Each of the Company and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority, except for conduct that, individually or in the aggregate, could not be expected to result in a material liability for the Company or its Subsidiaries.

(xiv) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

(xv) For purposes of this Agreement, (A) “taxes” shall include all Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto; (B) “Company Affiliated Group” means each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any Taxes; and (D) ”tax return” means any Federal, state and local, domestic and foreign declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or information, return statement or other document relating to taxes, including any certificate, schedule or attachment thereto, and including any amendment thereof.

(o) Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of its material properties and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and is not reasonably likely to materially interfere with, the ability of the Company and its Subsidiaries to use such property and assets in the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company to be conducted. All such material properties and tangible assets, other than properties and tangible assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii) Section 3.01(o)(ii) of the Company Letter sets forth a complete and correct list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.

(iii) With respect to each Leased Real Property, (A) the transactions contemplated by this Agreement do not require the consent of any party to any lease and (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any material portion thereof.

(iv) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of material Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to material Leased Real Property to which it is a party and under which it is in occupancy.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks, domain names and applications therefor owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Registered Company IP” and, together with all material Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement other than Registered Company IP, the “Company Owned IP”).

(ii) (A) To the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens, other than Permitted Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and as proposed to be conducted.

(B) All Registered Company IP has been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any third party.

(D) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened with respect to, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. Since January 1, 2002, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. To the knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party.

(E) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Owned IP. No licensor of any Company Licensed IP has notified or otherwise informed the Company or any of its Subsidiaries in writing that any person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Licensed IP.

(F) All Company IP that is confidential or proprietary has been maintained in confidence in accordance with protection procedures customarily used in the Company’s industry to protect rights of like importance. Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries (all such persons, the “IP Contributing Parties”), have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such IP Contributing Party in such Intellectual Property, and none of the IP Contributing Parties have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such IP Contributing Party in the conception and development of any such Intellectual Property, and no such claim has been asserted or threatened in each case in writing. To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted or proposed to be conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any Material Contract pursuant to which the Company or any of its Subsidiaries is a licensor or licensee of Intellectual Property, or (b) result in the loss of, or encumbrance of, any material Company IP or material benefit related thereto, or result in the creation of any Lien (other than Permitted Liens) in or upon, any material Company IP or right related thereto.

(H) To the extent Third Party Software is distributed to customers of the Company or any of its Subsidiaries together with the Company Owned IP, (1) any third party rights have been identified in Section 3.01(p)(ii)(H)(1) of the Company Letter, (2) all necessary licenses have been obtained and (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(H)(3) of the Company Letter).

(I) None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-

disclosure agreement that is in the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(J) No person has any marketing or distribution rights to any material Company Owned IP.

(K) Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material Company Owned IP since January 1, 2002.

(L) Except for source code provided to third party developers to make modifications or Derivative Works for the benefit of the Company or any Subsidiary, no licenses or rights have been granted to a third person to distribute the source code for, or to use any source code to create Derivative Works of, any Company Owned IP included in any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company possesses the source code.

(M) The Company and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and software (including object code, source code and associated data and documentation), and (2) taken reasonable steps to protect their material Company Owned IP and their rights thereunder, and to the knowledge of the Company, no such rights to any material Company Owned IP have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries.

(N) Section 3.01(p)(ii)(N) of the Company Letter identifies any and all open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU, general public license, LGPL or limited general public license, that is used in, incorporated into, integrated or bundled with the Company IP.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, (A) “Intellectual Property” means Software, Ancillary Software IP, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code; (C) “Ancillary Software IP” means all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; (D) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); (E) “Company Licensed IP” means any Intellectual Property licensed to the Company or any of its Subsidiaries; and (F) ”Company IP” means Company Owned IP and Company Licensed IP.

(q) Insurance. Copies of all material insurance policies have been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

(r) State Takeover Statutes; Company Certificate. Assuming the accuracy of the representations given by Parent and Sub in Section 3.02(f), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(s) Company Rights Agreement. The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, (ii) ensure that (A) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement), (B) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Series A Junior Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the consummation of the Merger or any of the other transactions contemplated by this Agreement or compliance with the terms of this Agreement and (iii) provide that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

(t) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(u) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(u) of the Company Letter.

(v) Opinion of Financial Advisor. The Company has received the written opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

(w) Unlawful Payments. None of the Company, any of its Subsidiaries, or any officer, director, to the knowledge of the Company, any employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any (i) bribe or kickback, (ii) illegal political contribution, (iii) payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries; (iv) unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or (v) illegal payment from corporate funds to obtain or retain any business.

(x) Government Contracts. (i) To the knowledge of the Company, none of the employees, consultants or agents of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation or indictment by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or, to the knowledge of the Company, investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among the Company or any of its Subsidiaries and any Governmental Entity (a “Government Contract”). During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led, or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii) There are (A) no outstanding claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract that is reasonably likely to result in a material liability to the Company or any of its Subsidiaries, a material suspension or debarment of the Company or any of its Subsidiaries from doing business with a Governmental Entity, a finding of non-responsibility or ineligibility for contracting with a Governmental Entity or any other material impairment of any business relationship between the Company and any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, and (B) no material disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. To the knowledge of the Company, no event, condition or omission has occurred that would reasonably constitute grounds for a claim or a dispute under clause (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential material claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective employees, consultants or agents is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v) With respect to each material Government Contract (A) all representations and certifications of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) as of the date of this Agreement, no Governmental Entity nor any prime contractor, subcontractor or other entity has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (C) as of the date of this Agreement, no termination for default, cure notice or show cause notice is in effect pertaining to such Government Contract and (D) as of the date of this Agreement, to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds to any action referred to in clause (C); (E) as of the date of this Agreement, to the knowledge of the Company, no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity and (F) as of the date of this Agreement, no material amount of money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated thereby), at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Ownership and Interim Operations of Sub. Parent owns beneficially and of record all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Capital Resources. Parent and Sub collectively have, and will have access at the Effective Time and from time to time thereafter as required by this Agreement to, sufficient cash resources available to pay the aggregate Merger Consideration and the aggregate amounts payable pursuant to Section 5.04 and to pay all fees and expenses payable by each of them in connection with the transactions contemplated by this Agreement and to perform their respective obligations with respect to the transactions contemplated by this Agreement.

(f) Section 203 of DGCL. Neither Parent nor Sub (or any of their respective “affiliates” or “associates”) is or has been an “interested stockholder” (as defined in Section 203 of DGCL) with respect to the Company within the last three years.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and maintain their material franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of

Parent (the decision with respect to which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, Restricted Shares or Stock Units, except pursuant to the forfeiture or repurchase conditions of such Restricted Shares or Stock Units as in effect on the date of this Agreement or the acquisition of Company Common Stock tendered by current or former employees in connection with a cashless exercise of Stock Options or in order to pay taxes in connection with the exercise of Stock Options, in each case, pursuant to the agreements under which the Stock Options were granted as in effect as of the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries or (E) take any action described in Section 3.01(g)(i)(D)-(F) or (I) (assuming for purposes of this Section 4.01(a)(i)(E) only that such representations and warranties contained in such Section 3.01(g) apply during the period following the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

(v) sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except the licensing of its Intellectual Property and Software and sales of inventory and products or used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and other than customary travel and other advances to employees, officers and directors in the ordinary course of business consistent with past practice;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $200,000 or in the aggregate are in excess of $1,000,000;

(viii) (A) pay, discharge, settle or satisfy any material claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements contained in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property (other than in the ordinary course of business consistent with past practice) or acquire any interest in real property; provided that in no event shall the Company or any of its Subsidiaries enter into any extension or renewal of any lease or sublease of real property or otherwise materially increase any of their obligations thereunder unless the Company shall have provided Parent with ten business days prior notice;

(x) modify or amend in any material respect in a manner that is adverse to the Company, or accelerate, terminate or cancel, any material Contract;

(xi) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement and except as required to comply with the terms of any Benefit Plan or Benefit Agreement in effect on the date hereof, (A) adopt, enter into, terminate, amend or modify in any material respect any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement and except for any such increases, payments or grants to Company Personnel who are not directors or officers in the ordinary course of business consistent with past practice, (C) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement other than the payment of base compensation or benefit in the ordinary course of business consistent with past practice, (D) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or Benefit Agreement or (G) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights,

interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Merger or the other transactions contemplated by this Agreement;

(xiii) take any action or fail to take any action if such action or failure to act is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xiv) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries or terminate (other than for cause or as a result of death or disability) the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of its Subsidiaries;

(xv) write-down any of its material assets, including any Intellectual Property, or make any material change in any financial or tax accounting principle, method or practice, other than those required by GAAP or applicable Law;

(xvi) except in the ordinary course of business consistent with past practice, engage in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity;

(xvii) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xviii) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (H), (J)(2), (L), (B) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clause (A) or (B) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xix) enter into any Contract or material amendment to a Contract which contains any provision listed in Section 3.01(i)(i)(E), (G), (I), (K), (P), (Q) or (R), other than any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(xx) unless otherwise permitted by a provision in this Section 4.01(a), enter into any material Contract that is not in the ordinary course of business or that is inconsistent with past practice; or

(xxi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all material tax returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company; (ii) the Company and each of its Subsidiaries shall timely pay all taxes shown as due on such Post-Signing Returns; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; (v) none of the Company or any of its Subsidiaries will amend any material tax return or make or change any material tax election in each case without Parent’s consent, which consent shall not be unreasonably withheld or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or Section 4.01(a)(viii)(C), the Company may, and may permit and authorize its Subsidiaries and its and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated April 4, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub or any affiliate of Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or generate 15% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer, which did not result from a breach of Section 4.02(a), made by any person (other than Parent or Sub or any affiliate of Parent or Sub) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including the ability of the parties thereto to consummate the transactions contemplated thereby and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement or proposal relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

For purposes of this Agreement the term “Intervening Event” means an event, unknown to the Board of Directors of the Company as of the date of this Agreement (or, if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of this Agreement), which event (or any material consequence of which) becomes known to or by (or understood by) the Board of Directors of the Company prior to the Stockholder Approval and which causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall, as promptly as possible and in any event within 24 hours after the Company first obtains knowledge of the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, once, and not more than once, each day at mutually reasonably agreeable times, the Company (or its outside counsel) shall (A) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose is reasonably likely to be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i), (ii) or (iii), except as expressly permitted by Section 4.02(b).

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) Subject to the reasonable cooperation of Parent, as promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the tenth business day immediately following the date of this Agreement, file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Each of the Company and Parent shall furnish all information concerning such person and its affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments promptly and reasonably proposed by Parent, and (iii) unless the Board of Directors of the Company shall have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed and in any event approval will be provided within two business days following a request therefor. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy

Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur no later than the 20th business day immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (ii) if the Board of Directors of the Company shall have delivered an Adverse Recommendation Change Notice to Parent, the Company may delay the Stockholders Meeting until one day after the expiration of the five-business day period immediately following delivery of such notice. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

SECTION 5.02. Access to Information; Confidentiality. (a) Subject to applicable Law or Judgment, (i) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of Ernst & Young LLP) subject to the requirements of Ernst & Young LLP) and (ii) following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel as Parent may reasonably request; provided that Parent and its representatives shall coordinate any such activities with the Company with a view towards not unreasonably interfering with the business or operations of the Company. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement and will comply with the terms of the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent requested by Parent, provide Parent with (i) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and correct copies of each FCC License, which FCC Licenses contain: (A) the address and physical location of the device(s) covered by each FCC License, and (B) a written description of the purpose of the device(s) covered by each FCC License, (iii) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (iv) all information reasonably necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c) The Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

SECTION 5.03. Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or other person and (v) the obtaining of all necessary consents, approvals or waivers from any third parties; provided, that this clause (v) shall not limit the rights of the Company or its Board of Directors under Section 4.02(b). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its

Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material, in an adverse manner, to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied or (II) any other condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) the failure of the Company to perform any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(b) would not be satisfied;

(C) any material notice or other material communication from any person (other than a Governmental Entity) reasonably alleging that the consent of such person is required in connection with the Merger or any of the other transactions contemplated by this Agreement;

(D) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the Merger or any of the other transactions contemplated by this Agreement;

(E) any material notice or other material communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, and a copy of any such notice or communication (if in written form) shall be promptly furnished to Parent; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h) or that relate to the consummation of the Merger or any of the other transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied, (B) the failure of Parent or Sub to perform any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim (which consent shall, solely in the case of any Material Litigation that has resulted in any condition set forth in Section 6.02(c) not being satisfied, not be unreasonably withheld; provided, however, that no litigation shall be considered Material Litigation for purposes of this Section 5.03 if Parent shall have waived any condition to Closing to the extent such condition is not satisfied as a result of such litigation as of the date that all other conditions to closing shall have been satisfied or waived by Parent); provided that nothing in this Section 5.03(c) shall obligate Parent to agree or consent to the Company or any Subsidiary divesting, holding separate, or entering into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible); and provided further that it is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

SECTION 5.04. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) at the Effective Time, each Vested Employee Stock Option other than a Rolled-Over Stock Option or an Affected Stock Option shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Vested Employee Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Vested Employee Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(ii) at the Effective Time, each Non-Employee Stock Option shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Non-Employee Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Non-Employee Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(iii) Subject to the Offer Letters, each Rolled-Over Stock Option shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Rolled-Over Stock Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of Company Common Stock), the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rolled-Over Stock Option immediately prior to the Effective Time by the Option Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Rolled-Over Stock Option divided by (B) the Option Exchange Ratio (each Rolled-Over Stock Option as so adjusted, an “Adjusted Option”);

(iv) each Affected Stock Option shall be terminated prior to the Effective Time (other than Affected Stock Options under the 1995 Plan, which shall terminate immediately after the Effective Time, pursuant to the terms of the 1995 Plan) by (A) providing timely notice (to allow for the termination of such Affected Stock Options prior to the Effective Time) to holders of Affected Stock Options that neither Parent nor any of its subsidiaries shall assume such Affected Stock Options or substitute options for such Affected Stock Options and (B) permitting holders of such Affected Stock Options to exercise such Affected Stock Options during the applicable exercise period specified by the applicable Company Stock Plan (which, in each case, shall expire on the date that is no later than one day prior to the Effective Time);

(v) (A) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or the Surviving Corporation; and (B) on the earlier of (a) the Effective Time and (b) the normal distribution date in the ordinary course, all Company Common Stock, Stock Options, Restricted Shares, Stock Units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) required to be granted under the Company 2006 Sales Performance Equity Plan with respect to the third quarter of 2006 shall be delivered to the participants therein.

(vi) Subject to the Offer Letters, each Employee Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration (each Employee Restricted Share as so converted, a “Restricted Share Cash Amount”), the payments of which shall be subject to, and shall be made to the holder of such Employee Restricted Share (each, an “RS Holder”) in accordance with, Section 5.04(c) hereof, provided, however, that Restricted Shares granted under the 1995 Plan that are held by RS Holders who have not executed Offer Letters or otherwise consented to the foregoing treatment prior to the Effective Time (the “Cash-Out Restricted Shares”) shall be subject to Section 5.04(a)(vii) and not subject to this Section 5.04(a)(vi) or Section 5.04(c);

(vii) Each Cash-Out Restricted Share outstanding at the Effective Time shall be adjusted as necessary to provide that the restrictions on such share shall lapse at the Effective Time, and at the Effective Time, such Cash-Out Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(f), which amount shall be payable to the holder of such Cash-Out Restricted Share at or as soon as practicable following the Effective Time;

(viii) Subject to the Offer Letters, each Employee Stock Unit shall be converted at the Effective Time into a restricted stock unit, subject to the same terms and conditions as were applicable under such Employee Stock Unit (other than with respect to performance-based vesting), with respect to a number of shares of Parent Common Stock determined by multiplying the number of Company Common Stock subject to such Employee Stock Unit immediately prior to the Effective Time by the Option Exchange Ratio (rounded down to the nearest whole share) (each Employee Stock Unit so adjusted, an “Adjusted RSU”);

(ix) each Non-Employee Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration, which amount shall be payable to the holder of such Non-Employee Restricted Share at or as soon as practicable following the Effective Time;

(x) each Non-Employee Stock Unit outstanding at the Effective Time shall be canceled as of the Effective Time, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount of cash equal to the Merger Consideration, which amount shall be payable to such holder at or as soon as practicable following the Effective Time; and

(xi) except as expressly required pursuant to this Section 5.04, take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting, all forfeiture restrictions and all repurchase rights with respect to the Employee Restricted Shares (in each case to the extent that such restrictions or limitations shall not have already lapsed), and all other terms thereof (other than with respect to performance-based vesting), shall remain in full force and effect with respect to the corresponding Restricted Share Cash Amount after giving effect to the Merger, subject to the terms of the grant of such Employee Restricted Shares as in effect immediately prior to the Effective Time.

(b) The Company shall amend each ESPP, or take such other actions with respect to each ESPP as are necessary, to provide that each ESPP shall terminate no later than the third business day following the date of this Agreement.

(c) Subject to the Offer Letters and the proviso in Section 5.04(a)(vi), each RS Holder other than RS Holders of Cash-Out Restricted Shares shall be entitled to receive from Parent such RS Holder’s Applicable RS Portion (as defined below) on or as soon as practicable after each Lapse Date (as defined below); provided that if such RS Holder is not employed by Parent or any of its affiliates on a Lapse Date (other than any termination of employment that results in the occurrence of a Lapse Date pursuant to such terms and conditions as were applicable to such Restricted Shares immediately prior to the Effective Time), such RS Holder shall not be entitled to receive the Applicable RS Portion for such Lapse Date and any subsequent Lapse Date. For purposes of this Agreement, (i) ”Applicable RS Portion” means, in respect of each such RS Holder, an amount equal to the product of the Merger Consideration and the number of Employee Restricted Shares held by such RS Holder at the Effective Time that would have vested or with respect to which the Company’s right to repurchase would have lapsed on the applicable Lapse Date; and (ii) ”Lapse Date” means, in respect of any Employee Restricted Shares, each date on which such shares would have vested or the Company’s right to repurchase such shares or units would have lapsed pursuant to such terms and conditions as were applicable to such Employee Restricted Shares immediately prior to the Effective Time.

(d) For purposes of this Agreement, (i) ”Affected Stock Option” means an Employee Stock Option outstanding immediately prior to the Effective Time with an exercise price of more than $36.40 per share of Company Common Stock; (ii) ”Employee Restricted Share” means a Restricted Share outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (iii) ”Employee Stock Option” means a Stock Option (other than those granted under the ESPP) outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (iv) ”Employee Stock Unit” means a Stock Unit outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee or officer of the Company or any of its Subsidiaries at the Effective Time; (v) ”Non-Employee Restricted Share” means a Restricted Share outstanding immediately prior to the Effective Time that is not an Employee Restricted Share; (vi) ”Non-Employee Stock Option” means a Stock Option (other than those granted under the ESPP) outstanding immediately prior to the Effective Time that is not an Employee Stock Option; (vii) ”Non-Employee Stock Unit” means a Stock Unit outstanding immediately prior to the Effective Time that is not an Employee Stock Unit; (viii) “Option Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs; (ix) ”Rolled-Over Stock Option” means (A) an Employee Stock Option that is not a Vested Employee Stock Option and (B) a Vested Employee Stock Option with an exercise price per share of Company Common Stock equal to or less than $36.40 and equal to or greater than the per share Merger Consideration; and (x) ”Vested Employee Stock Option” means an Employee Stock Option that is vested and unexercised as of immediately prior to the Effective Time.

(e) On or before the date on which any Adjusted Option becomes vested, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to such Adjusted Option or (ii) assume such Adjusted Option under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Option may remain outstanding.

(f) The adjustments provided in Section 5.04(a) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(g) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations without termination or modification thereof.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c) Parent shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six year period; provided, that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from March 24, 2006 to, and including, March 24, 2007, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $753,000); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $2,259,000 in the aggregate.

(d) The provisions of this Section 5.05(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 5.05 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected indemnified party shall have consented in writing to such termination or modification.

SECTION 5.06. Fees and Expenses. (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) a Takeover Proposal has been publicly made known to the Company or shall have been made directly to its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes widely known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $37,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Parent and Sub acknowledge that in no event shall the Company be required to pay the fee referred to in this Section 5.06 on more than one occasion.

SECTION 5.07. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if made in compliance with the foregoing provisions of this Section 5.07). For the avoidance of doubt, in the event a Takeover Proposal that is not a Superior Proposal is made, then, as and to the extent required by its fiduciary duties to the stockholders of the Company under applicable Law, the Board of Directors of the Company shall in no way be limited in communicating to the stockholders of the Company the reasons it did not withdraw its recommendation of this Agreement or the Merger as a result of such Takeover Proposal, and such communications shall not constitute an Adverse Recommendation Change.

SECTION 5.08. Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

SECTION 5.09. Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(s)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

SECTION 5.10. Certain Pre-Closing Actions. Prior to the Closing, the Company shall take all actions set forth on Section 5.10 of the Company Letter.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar Law applicable to the Merger shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success (“Material Litigation”) or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(d) Legal Restraint. No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on or with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 5.03 or any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by February 15, 2007 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d) by Parent, so long as Parent is not in material breach of its obligations under this Agreement, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(e) by the Company, so long as the Company is not in material breach of its obligations under this Agreement, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach by a party that is willful or intentional of any of its representations, warranties, covenants or agreements set forth in this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Facsimile: (914) 499-7803

Attention: David L. Johnson

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Attention:    Scott A. Barshay, Esq.

         George F. Schoen, Esq.

if to the Company, to:

Internet Security Systems, Inc.

6303 Barfield Road

Atlanta, GA 30328

Facsimile: (404) 236-4041

Attention: Sean Bowen

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Floor 34

Boston, MA 02110

Facsimile: (617) 772-8333

Attention: James R. Westra, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers and employees of the Company listed on Section 8.03(b) of the Company Letter;

(c) “Material Adverse Effect” means any fact, change, development, event, occurrence, action, omission or effect that, individually or in the aggregate, is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) result in a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: any facts, changes, developments, events, occurrences, actions, omissions or effects (A) generally affecting (1) the industry in which the Company primarily operates to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, or (2) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, including changes in interest or exchange rates, or (B) arising out of, resulting from or attributable to (1) changes (after the date of this Agreement) in Law or in generally accepted accounting principles or in accounting standards, (2) the announcement or pendency of this Agreement or the anticipated consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners, (3) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, (4) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clause (A) or (B) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred) or (6) any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with any of the transactions contemplated by this Agreement;

(d) “Permits” means all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity.

(e) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(f) a “Subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by	/s/ Luis Custodio
Name:	Luis Custodio
Title:	Vice President, Mergers and Acquisitions, IBM Corporate Development

AEGIS ACQUISITION CORP.,

by	/s/ Ed Sammis
Name:	Ed Sammis
Title:	President

INTERNET SECURITY SYSTEMS, INC.,

by	/s/ Thomas E. Noonan
Name:	Thomas E. Noonan
Title:	President and CEO

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is INTERNET SECURITY SYSTEMS, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. The Corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the General Corporation Law of the State of Delaware. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

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